Exhibit 10.13

Private and confidential

4 December 2025

Dear Katherine,

We are writing to you on behalf of the board of directors (Board) of Terra Innovatum Global N.V., a public company (naamloze vennootschap) under Dutch law, having its official seat (statutaire zetel) in Amsterdam, the Netherlands and with address at Via Matteo Trenta 117 , CAP 55100, Lucca, Italy, registered with the Dutch trade register under number 98523554 (Company), to thank you for having agreed to serve as non- executive director on the Board of the Company, also qualifying as independent (within the meaning of the Dutch Corporate Governance Code (DCGC) and the applicable Nasdaq standard rules.

You have been appointed as an independent non-executive director (Non-Executive Director) to the Board (Appointment) by means of a shareholder’s resolution of the Company with effect as from 10 October 2025, which date shall be equal to the date of admission of the ordinary shares of the Company for public trading on Nasdaq (Commencement Date). This letter sets out the terms and conditions of your Appointment (and once accepted by you: Service Agreement).

In this Service Agreement, Group Companies and each a Group Company, shall mean the Company and any of its direct or indirect subsidiaries or its group companies, if any, from time to time, and subsidiary and group shall be as defined in the Sections 2:24a and 2:24b of the Dutch Civil Code.

1	Appointment

1.1	The Appointment is for a fixed period of time ending immediately after the close of the first annual general meeting of the Company held in the fourth (4th) year after the Appointment, subject to reappointment for a maximum two subsequent periods of four (4) years each unless at the proposal of the Board the general meeting of the Company resolves otherwise.

1.2	You will be the chair of the Board (voorzitter).

1.3	Notwithstanding the other provisions of the Service Agreement, your Appointment may be terminated, prematurely, at any time by the competent corporate body of the Company in accordance with the Company’s articles of association and the relevant Sections of the Dutch Civil Code.

1.4	Notwithstanding the other provisions of the Service Agreement, you are authorised to terminate this Service Agreement prematurely in writing, subject to a notice period of three (3) months.

2	Qualification of relationship

You acknowledge that you are an independent contractor to the Company and that the terms and conditions of the Appointment as laid down in this Service Agreement are based on a contract for services (overeenkomst van opdracht) within the meaning of Section 7:400 of the Dutch Civil Code.

3	Duties

3.1	As a Non-Executive Director, you shall have all the powers and duties given to non-executive directors by law, by the Company’s articles of association and by the Board regulations as applicable from time to time, if any. You are obliged to do or to refrain from doing all that directors or ordinarily reasonable persons in similar positions should do or should refrain from doing. In performing your duties, you will be guided by the interests of the Company and its enterprise, and you shall take into account the relevant interests of the Company’s stakeholders (including but not limited to its shareholders). The aforementioned is also referred to as “Duty of Care” and “Duty of Loyalty” under the Nasdaq standard rules.

3.2	In your role as Non-Executive Director, you will comply with Dutch law, the provisions of the Service Agreement, the Company’s articles of association, the Board regulations, the Dutch Corporate Governance Code, the Nasdaq standard rules and all other rules and regulations covering the activities of (Non-Executive) Directors of the Company and the Company’s relevant internal codes and applicable Group policies as applicable from time to time, including but not limited to:

(a)	the Audit Committee charter;

(b)	the Remuneration Committee charter;

(c)	the Nominating and Corporate Governance Committee charter; and

(d)	the Board Profile and Diversity and Inclusion Policy;

(e)	Dividend Policy;

(f)	Form of Clawback Policy;

(g)	Insider Trading Policy;

(h)	Policy on Bilateral Contacts with Shareholders;

(i)	Remuneration Policy; and

(j)	Stakeholder Engagement Policy.

By signing this Service Agreement, you agree to, subject to applicable law, comply with all provisions included in these policies and codes, as applicable from time to time, and any additional policies or codes which may be introduced after signing of this Service Agreement. Copies of all applicable policies will be made available to you.

3.3	The Board is responsible for the continuity of the Company and its affiliated enterprise and for the sustainable long-term value creation by the Company and its affiliated enterprise. Both the executive and non-executive directors take part in the decision-making in relation to the general affairs of the Company. The Board provides, among others, insight, advice and leadership for important objectives, such as (i) protection of the interests of the relevant shareholders, (ii) identifying and managing the risks associated with the Company’s strategy and activities and (iii) engaging with relevant stakeholders.

3.4	More specifically, you as Non-Executive Director will take part in the decision-making process in relation to the general affairs of the Company and will be primarily charged with the supervision of the executive directors of the Company.

3.5	The objects and duties of the Board and your role as Non-Executive Director are set out in more detail in the Board regulations, as amended from time to time.

3.6	Within the Board, you will be appointed as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

3.7	You will devote such time to the affairs of the Company as is required by your duties. You will appreciate that the nature of the role makes it difficult to be specific about the time commitment. The expected time commitment includes but is not limited to attendance at regular and emergency management and Board meetings and the annual general meeting of the Company. By signing this Service Agreement, you confirm that you are able to allocate sufficient time to perform your role.

3.8	In person meetings of the Board – if any - will in principle be held in Lucca, Italy. The general meetings of the Company will be held in the Netherlands.

4	Supply of information

You will be entitled to all relevant information about the Company’s affairs as is reasonably necessary in order to enable you to discharge your duties as Non-Executive Director.

5	Fee

5.1	You will receive a fixed fee of USD 80,000 gross per annum as remuneration for your Appointment and duties outlined above (Fee). In addition to the Fee, the Company will pay non-executives directors serving on one of the Company’s committees of the Board an additional annual fee as set out in the Remuneration Policy (Additional Fee). In case of reappointment the fees applicable at that time will apply.

5.2	The Fee and the Additional Fee will be paid in quarterly equal instalments, in arrears to your bank account, after deduction of any applicable taxes and employee social security contributions or similar contributions, required by law and for which you are liable.

5.3	You shall have no entitlement to any compensation or remuneration of any kind in connection with your service as a non-executive director hereunder, except for the Fee, Additional Fee, and any equity awards duly approved and granted by the Company or the Group Companies. After the expiry of the term of this Service Agreement, you will never (be able to) claim entitlement to any fee other than that already accrued under this Service Agreement through the end of the term.

6	Costs and expenses

The Company will reimburse you for all reasonable and properly documented costs and expenses you incur in performing your role as Non-Executive Director of the Company, subject to the prior written approval of the Company.

7	Conflicts of interest

You have indicated that there are no (potential) conflicts of interest that are apparent at present. You will observe the rules and policies in respect of (potential) conflicts of interest as applicable from time to time.

8	Other directorships and business interests

8.1	The Company acknowledges that you may have business interests other than those of the Company. Any conflicts that are apparent at the time of signing the Service Agreement are set out in the Form S-4 registration statement as filed with the Securities and Exchange Commission on 14 May 2025 in connection with the admission of the ordinary shares of the Company for public trading on Nasdaq.

8.2	If, during the Appointment, you wish to accept any public appointment or further directorship, you will be required to obtain prior written approval of the Board. Such approval will not be unreasonably withheld provided: (a) the likely time commitment for the other role will not affect your ability to give priority to your duties under the Appointment, and (b) the other role does not give rise to competitive, conflict or reputational issues for the Company or any Group Company. In this respect, please be aware that the number of boards of which you may be a member or positions as non-executive director on one tier boards which you may assume may be limited in accordance with Section 2:142a of the Dutch Civil Code.

9	Confidentiality

9.1	During your Appointment, you will have access to confidential information regarding the Company and the business and financial affairs of the Group. Except as required by law or by any regulatory or governmental authority, you shall not, during your Appointment (except in the proper performance of your functions and for the benefit of the Company and the Group) or after your Appointment has ceased, disclose to any person, company or other organization or use any confidential information or trade secrets concerning the Company and the Group, including for the avoidance of doubt:

(a)	strategy documents, acquisition and investment proposals, business development plans, reports and research results;

(b)	details of contracts and/or agreements entered into between the Company, other members of the Group and/or third parties;

(c)	all financial information including, budgets, financial plans, management accounts, and financial reports and information; and

(d)	any document marked or stated to be “confidential” and any information which by its nature is commercially sensitive.

The above non-disclosure obligation does not apply to any information already in the public domain.

9.2	Your attention is drawn to the requirements under both legislation and regulation as to the disclosure of inside information. You agree to comply with such legislation and regulations at all times.

10	Termination and post-termination obligations

10.1	The Service Agreement is entered into for a definite period of time, commencing on the Commencement Date and ending automatically upon termination of the Appointment, subject to any reappointment, in accordance with Clauses 1.1 and 1.3 of this Service Agreement.

10.2	In derogation from Clause 10.1, the Company can terminate the Service Agreement with immediate effect by means of a written statement, without any type of fee or compensation in the following instances:

(i)	if any of your actions performed in your position as Non-Executive Director qualifies as manifestly improper management as stipulated in Section 2:9 of the Dutch Civil Code; or

(ii)	if you act in violation of one the obligations of this Service Agreement, after being notified to remedy the breach and such breach is not remedied with 15 days after the notification.

10.3	On termination of the Appointment you shall at the Company’s first request to that effect surrender to the Company all property of the Company in your possession as well as all documents which in any way relate to the Company and/or its Group Companies and/or its customers and other business relations, all this in the broadest sense, as well as all copies of such documents and property, in each case which you have received or have become aware of in your capacity as member of the Board. The Company is able to arrange the disposal of papers which you no longer require.

10.4	Upon termination of the Service Agreement, you remain entitled to receipt of any part of the Fees and Additional Fee accrued until the end date of this Service Agreement but not yet paid out.

11	D&O insurance

The Company shall maintain adequate directors’ and officers’ liability insurance (a ‘D&O insurance’) as per market standards.

12	Taxes and social security contributions

12.1	All remuneration amounts mentioned in this Service Agreement are gross amounts (exclusive of VAT, if any). All taxes and, without prejudice to the fact that the Service Agreement does not qualify as an employment contract and without prejudice to the fact that both you and the Company do not intend to enter into any form of employment contract, social security contributions that may be applicable under the laws of any jurisdiction in respect of the payments are for your account only. The Company shall not be required to make any additional payments or gross-up in respect of any taxes, contributions or withholdings that may be due, it being understood that any liability for such amounts shall be borne exclusively by you.

12.2	You will indemnify and hold harmless the Company and any of its Group Companies for any claims in relation to the non and/or late payment of any taxes and/or contributions in connection with the remuneration or any other payments to be made under this Service Agreement including any fines, interest and cost incurred in this respect. Should any claim be made against the Company or any of its Group Companies in connection with, or arising out of, any taxes and/or social security contribution due, you hereby irrevocably authorize the Company (and, as the case may be, any of its Group Companies) to withhold and set off from any amounts payable to you, including without limitation any remuneration, fees, bonuses or other entitlements, such sums as may be reasonably necessary to indemnify and hold the Company or the relevant Group Company harmless in respect of such claim.

13	Miscellaneous

13.1	If any provision of this Service Agreement is held by any court to be invalid, ineffective or unenforceable in whole or in part, the validity, effectiveness and enforceability of the remaining provisions of this Service Agreement shall not be affected or impaired. Upon agreement between the Company and you, any such invalid, ineffective or unenforceable provision(s) shall be replaced by such valid, effective and enforceable provision(s) as come(s) closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision(s).

13.2	Any amendment and/or variation of this Service Agreement shall be of no force or effect, unless agreed to in writing by both you and the Company. Neither party shall be entitled to transfer or assign any of its rights or obligations under this Service Agreement to any third party without the prior approval of the other party.

13.3	The terms of this Service Agreement and any non-contractual obligation arising out of or in connection therewith shall be governed by and interpreted in accordance with the laws of the Netherlands.

13.4	All disputes arising out of or in connection with this Service Agreement shall be submitted in first instance to the competent court in Amsterdam, the Netherlands.

Signature page follows

Please sign and return the enclosed copy of this letter to acknowledge receipt and to confirm your acceptance of the terms of your appointment as Non-Executive Director.

Yours sincerely,

Signed for and on behalf of Terra Innovatum Global N.V. by,

/s/ Alessandro Petruzzi
Name:	Alessandro Petruzzi
Title:	CEO

/s/ K.C. Williams
Name:	K.C. Williams